12900 Snow Road Parma, OH 44130

N E W S R E L E A S E

CONTACT: Kelly Powell Manager, Investor Relations (216) 676-2000

GrafTech Reports First Quarter 2007 Results

Parma, OH - May 3, 2007 - GrafTech International Ltd. (NYSE:GTI) today announced financial results for the first quarter ended March 31, 2007.

2007 First Quarter Highlights

•	Net sales increased 31 percent, to $228 million, versus $174 million in the first quarter of 2006.

o	Graphite electrode sales volume increased 19 percent to 50 thousand metric tons, versus 42 thousand metric tons in the first quarter of 2006.

•	Gross profit increased 54 percent to $76 million, as compared to $49 million in the first quarter of 2006.

o	Gross margin improved five percentage points to 33.4 percent, from 28.4 percent in the same period in 2006.

•	Income from continuing operations was $19 million, or $0.17 per diluted share, versus a net loss of $4 million, or ($0.04) per diluted share, in the first quarter of 2006.

•	Income from continuing operations before special items* increased five times, or $24 million to $30 million, versus $6 million in the first quarter of 2006.

•	Earnings per share from continuing operations before special items* more than tripled to $0.27 per diluted share, as compared to $0.07 per diluted share, in the first quarter of 2006.

•
Net cash provided by operating activities improved $51 million to $18 million, versus a use of $33 million in the first quarter of 2006. Operating net cash for the quarter included disbursements of a $7 million call premium related to the $135 million redemption of our Senior Notes, $5 million to complete the final antitrust obligation, and $4 million in restructuring payments. Operating net cash for the prior year included disbursements of $5 million in antitrust and restructuring payments.

•	Net debt* was reduced by $12 million to $497 million.

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*Non-GAAP financial measures. See attached reconciliations.

Craig Shular, Chief Executive Officer of GrafTech, commented, “The Company is beginning to gain traction on a number of fronts as the impact of several of our initiatives is beginning to flow through to our results. Performance is improving due to higher product pricing, and benefits realized from our previously announced productivity projects, overhead reduction initiatives and tax planning efforts.”

Reportable Segments

As indicated in our February 2007 release, in light of the sale of our non-strategic cathode business in December 2006, we have reexamined and redefined our segments. The business results will be presented in three operating segments: Graphite Electrode, Advanced Graphite Materials, and Other. The Other segment consists of our natural graphite product line, our refractories line of business and, for a short time, our carbon electrode operation, as we continue to exit this business.
Total operating income from the segments increased $40 million to $51 million, as compared to $11 million in the first quarter of 2006. Total operating income from the segments as a percent of sales improved 16.0 percentage points to 22.3 percent, versus 6.3 percent in the 2006 first quarter. First quarter 2007 operating income margin benefited by approximately two percentage points as a result of a carryover of lower cost raw materials from the prior year. Operating income margin for the first quarter 2006 included an unfavorable impact of five percentage points related to asset impairment charges in the quarter.

Graphite Electrode Segment

The Graphite Electrode segment net sales increased 40 percent to $180 million in the 2007 first quarter, as compared to $129 million in the 2006 first quarter. The increase was primarily due to higher sales volumes and higher selling prices for graphite electrodes, slightly offset by a less favorable product mix. Graphite electrode sales volume was 50 thousand metric tons in the 2007 first quarter, as compared to 42 thousand metric tons in the same period in 2006.

Operating income for the Graphite Electrode segment was $48 million in the first quarter of 2007, a $35 million increase over the same period in 2006. Operating income was favorably impacted by higher graphite electrode net sales, currency translation gains, successful productivity initiatives and the benefit of lower cost raw materials purchased in 2006, and sold from inventory in the first quarter of this year. It is important to note that we experienced significant increases in petroleum-based raw materials in 2007, which will be more fully reflected in future quarters.

Mr. Shular commented, “Demand for our products was solid as our customers experienced high operating rates, allowing for strong first quarter sales volume.”

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*Non-GAAP financial measures. See attached reconciliations.

Advanced Graphite Materials Segment

Net sales for the Advanced Graphite Materials (AGM) segment were $27 million in the 2007 first quarter, as compared to $25 million in the 2006 first quarter. The increase was largely a result of higher AGM selling prices and the positive impact of currency exchange rate fluctuations. Operating income for the AGM segment was $3 million in the 2007 first quarter, as compared to $2 million in the same period of the prior year.

Other Segment

(Natural graphite, refractories and carbon electrodes)

Net sales for the Other segment were $22 million in the 2007 first quarter, as compared to $20 million in the 2006 first quarter. The increase was due to strong refractories sales volume, partially offset by lower carbon electrode volumes related to the planned exit of this operation, as well as decreased sales in the natural graphite product line. Operating income for the Other segment was essentially breakeven in the 2007 first quarter, as compared to a loss of $4 million in the same period of the prior year.

Corporate

Selling and administrative and research and development expenses were $25 million in the 2007 first quarter, as compared to $27 million in the 2006 first quarter. The decrease was a result of realized benefits from previously announced productivity initiatives.

Interest expense was $12 million in the 2007 first quarter, flat as compared to the same period in 2006.

During the first quarter of 2007, GrafTech recorded a net restructuring charge of $1 million as it continues to execute its previously identified productivity and cost savings program. Other (income) expense, net, was an expense of $11 million in the first quarter 2007, as compared to approximately zero in the first quarter 2006. The increase is largely due to a charge of $8 million related to the call premium and fees associated with the redemption of $135 million of our Senior Notes in the first quarter 2007.
Mr. Shular commented, “We generated a $51 million improvement in operating cash flow, enabling us to complete the quarter with net debt* below $500 million. Our team remains focused on its stated goal of maximizing cash flow in order to build shareholder value. We recently announced a third call of our Senior Notes, our most expensive debt, for an additional $50 million to be retired later this month. This brings our total year-to-date Senior Note redemptions to $185 million. Following this third call, the amount outstanding will be reduced to $250 million. Recall, that at their peak, the outstanding Notes totaled $550 million.”

The information presented above is prior to the completion of the Company's Fin 48 analysis, which is not expected to have a material impact on earnings.

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*Non-GAAP financial measures. See attached reconciliations.

Outlook

In the first quarter 2007, global EAF steel ran at good operating rates and GrafTech remains encouraged by the underlying demand for our products. As a result, we are raising our full year 2007 guidance. We expect 2007 graphite electrode volume to be approximately 210,000 metric tons. Volumes in the second quarter of 2007 are expected to be approximately 52,000 metric tons.

For 2007, GrafTech expects:

•	Relatively stable global and regional economic conditions;

•	Total company net sales to increase 12 to 14 percent (previous guidance 10 to 12 percent);

•	Net sales of graphite electrodes to increase approximately 18 percent (previous guidance 15 percent);

•	Income before special items targeted growth of approximately 40 percent to the range of $185 to $195 million (previous target $165 to $175 million);

•	Net interest expense to be about $40 to $43 million (previous guidance $40 to $45 million);

•	The effective tax rate before special items to be between approximately 28 to 30 percent (previous guidance 36 to 38 percent);

•	Capital expenditures to be approximately $50 million;

•	Depreciation expense of approximately $35 million; and

•	Cash flow from operations to be about $90 to $95 million (previous guidance $80 to $90 million).

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EDT. The call will be webcast and available at www.graftech.com, in the investor relations section. A conference call will also be available. The dial-in number is 800-310-6649 for domestic and 719-457-2693 for international. The rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 80 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We operate 11 state of the art manufacturing facilities strategically located on four continents. For additional information on GrafTech International, call 216-676-2000, or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777, or visit our website at www.graftechaet.com.

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*Non-GAAP financial measures. See attached reconciliations.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our unaudited results and financial statement information for the quarter ended March 31, 2007, and our outlook for 2007; expected future or targeted operational and financial performance in the future; growth rates and future production and sales of products that incorporate or that are produced using our products; changes in production capacity in our operations and our customers’ operations; impact of inventory management and utilization; growth rates for future prices and sales of, and demand for, our products and our customers products; costs of materials and production, including anticipated increases therein; productivity, business process and operational initiatives, and their impact on us; our position in markets we serve; tax rates; capital expenditures and their impact on us; nature and timing of restructuring charges and payments; strategic plans; regional and global economic and industry market conditions, changes in such conditions and the impact thereof; interest rates; deleveraging activities; rationalization and restructuring activities; raw material and supply chain management; future sales, costs, working capital, revenues, business opportunities; operational and financial performance; debt levels; cash flows; cost savings and reductions; margins; earnings and growth. We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: adjustments to our unaudited 2007 first quarter financial statements including possible adjustments in connection with the completion of the review of our financial statements and our adoption during the quarter of Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109”; changes in economic conditions or product end market conditions; non-attainment of anticipated EAF steel production; graphite electrode manufacturing capacity increases; failure of increased EAF steel production or stable graphite electrode production to result in stable or increased graphite electrode demand, prices or sales volumes; differences between actual graphite electrode prices and spot or announced prices; changes in inventory management and utilization or in supply chain management; consolidation of steel producers; limitations on the amounts of or delays in the timing of our capital expenditures; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to expand manufacturing capacity to meet growth in demand, if any; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in legal proceedings or litigation; non-realization of price increases or adjustments; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials or energy; unavailability of raw materials; changes in the cost of key and other raw materials, including petroleum based coke, by reason of shortages, market pricing, pricing terms in applicable supply contracts, or other events; changes in market prices of our securities that affect deleveraging plans; changes in interest or currency exchange rates, competitive conditions or inflation; changes in appropriation of government funds or failure to satisfy conditions to government grants; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

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*Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
(Unaudited)

	At December 31, 2006	At March 31, 2007

Current Assets:
Cash and cash equivalents	$149,517	$26,733
Accounts and notes receivable, net of allowance for doubtful accounts of $3,186 at December 31, 2006, and $2,964 at March 31, 2007	166,528	157,420
Inventories	239,129	241,336
Prepaid expenses and other current assets	14,071	12,703
Total current assets	569,245	438,192

Property, plant and equipment	889,389	895,266
Less: accumulated depreciation	599,636	604,473
Net property, plant and equipment	289,753	290,793
Deferred income taxes	6,326	5,529
Goodwill	9,822	9,533
Other assets	29,253	25,760
Assets held for sale	1,802	1,805
Total assets	$906,201	$771,612
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$62,094	$53,803
Interest payable	18,872	5,150
Short-term debt	458	206
Accrued income and other taxes	41,099	48,904
Other accrued liabilities	98,068	89,347
Total current liabilities	220,591	197,410
Long-term debt:
Principal value	657,714	523,471
Fair value adjustments for hedge instruments	6,421	4,164
Unamortized bond premium	1,265	822
Total long-term debt	665,400	528,457
Other long-term obligations	103,408	102,458
Deferred income taxes	27,000	28,043
Minority stockholders’ equity in consolidated entities	3,722	3,797

Stockholders’ deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 150,000,000 shares authorized, 101,433,949 shares issued at December 31, 2006, and 101,741,813 shares issued at March 31, 2007	1,026	1,026
Additional paid-in capital	950,023	953,445
Accumulated other comprehensive loss	(312,763)	(308,832)
Accumulated deficit	(660,153)	(642,198)
Less: cost of common stock held in treasury, 2,501,201 shares at December 31, 2006 and at March 31, 2007	(85,197)	(85,197)
Less: common stock held in employee benefit and compensation trusts, 472,566 shares at December 31, 2006, and 468,960 shares at March 31, 2007.	(6,856)	(6,797)
Total stockholders’ deficit	(113,920)	(88,553)
Total liabilities and stockholders’ deficit	$906,201	$771,612

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*Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)
(Unaudited)

	For the
	Three Months Ended
	March 31,
	2006	2007

Net sales	$174,192	$228,231
Cost of sales	124,743	151,949
Gross profit	49,449	76,282

Research and development	2,531	2,234
Selling and administrative expenses	24,808	22,308
Restructuring charges	2,946	884
Impairment loss on long-lived assets	8,151	—
Other (income) expense, net	(380)	11,104
Interest expense	11,788	11,711
Interest income	(126)	(966)
	49,718	47,275

Income (loss) from continuing operations before provision for income taxes and minority stockholders' share of subsidiaries’ income (loss)	(269)	29,007
Provision for income taxes	3,579	10,430
Income (loss) from continuing operations before minority interest	(3,848)	18,577
Minority stockholders’ share of subsidiaries’ income	3	33
Income (loss) from continuing operations	(3,851)	18,544
Loss from discontinued operations, net of tax	(795)	(589)
Net income (loss)	$(4,646)	$17,955

Basic income (loss) per common share:
Income (loss) per share from continuing operations	$(0.04)	$0.19
Loss per share from discontinued operations	(0.01)	(0.01)
Net income (loss) per share	$(0.05)	$0.18
Weighted average common shares outstanding	97,912	98,624

Diluted income (loss) per common share:
Income (loss) per share from continuing operations	$(0.04)	$0.17
Loss per share from discontinued operations	(0.01)	—
Net income (loss) per share	$(0.05)	$0.17
Weighted average common shares outstanding	97,912	113,606

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*Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the
	Three Months Ended
	March 31,
	2006	2007
Cash flow from operating activities:
Net income (loss)	$(4,646)	$17,955
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Loss from discontinued operations, net of tax	795	571
Depreciation and amortization	9,246	7,874
Deferred income taxes	146	1,028
Restructuring charges	2,946	884
Impairment loss on long-lived assets	8,151	—
Interest expense	797	1,082
Other charges, net	(1,379)	4,027
Increase in working capital *	(40,191)	(11,740)
Benefit obligation changes	(2,666)	(1,578)
Long-term assets and liabilities	(6,566)	(2,079)
Net cash (used in) provided by operating activities	(33,367)	18,024

Cash flow from investing activities:
Capital expenditures	(10,942)	(7,671)
Patent capitalization	(124)	(236)
Proceeds from sale of assets	128	136
Net cash used in investing activities	(10,938)	(7,771)

Cash flow from financing activities:
Short-term debt borrowings, net	15,656	158
Revolving Facility borrowings	62,255	45,645
Revolving Facility reductions	(18,347)	(45,052)
Long-term debt reductions	—	(134,867)
Proceeds from exercise of stock options	—	1,374
Net cash (used in) provided by financing activities	59,564	(132,742)

Net (decrease) increase in cash and cash equivalents	15,259	(122,489)
Effect of exchange rate changes on cash and cash equivalents	74	(295)
Cash and cash equivalents at beginning of period	5,968	149,517
Cash and cash equivalents at end of period	$21,301	$26,733

*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$23,411	$(646)
Effect of factoring on accounts receivable	2,370	10,814
Inventories	(29,323)	(817)
Prepaid expenses and other current assets	6	1,296
Payments for antitrust investigations and related lawsuits and claims	(4,500)	(5,380)
Restructuring payments	(921)	(3,561)
Decrease in accounts payable and accruals	(19,408)	276
Decrease in interest payable	(11,826)	(13,722)
Increase in working capital	$(40,191)	$(11,740)

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*Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2006	2007

Net sales:
Graphite Electrode	$128,792	$180,064
Advanced Graphite Materials	25,162	26,507
Other	20,238	21,660
Net sales	$174,192	$228,231

Operating income:
Graphite Electrode	$13,095	$47,677
Advanced Graphite Materials	2,106	3,287
Other	(4,188)	(108)
Operating income	$11,013	$50,856

Operating income margin:
Graphite Electrode	10.2%	26.5%
Advanced Graphite Materials	8.4%	12.4%
Other	(20.7)%	(0.5)%
Operating income margin	6.3%	22.3%

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*Non-GAAP financial measures. See attached reconciliations.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands, except per share data)
(Unaudited)

Net Income and Earnings per Share Reconciliation

	For the Three Months Ended March 31, 2006		For the Three Months Ended March 31, 2007
	Income (Loss)	EPS Impact	Income (Loss)	EPS Impact
Income (loss) from continuing operations	$(3,851)	$(0.04)	$18,544	$0.17
Adjustments, net of tax, per diluted share:
• Income tax valuation allowance release	—	—	(327)	—
• Restructuring, antitrust investigations and related lawsuits and claims, impairment loss on long-lived assets and Other (income) expense, net, net of tax	10,059	0.10	11,677	0.10
• Contingently convertible debenture interest expense		0.01		—
Income (loss) from continuing operations before special items	$6,208	$0.07	$29,894	$0.27

The non-GAAP earnings per diluted share includes 13.6 million shares underlying our contingently convertible debentures and excludes approximately $1 million, before and after tax, of contingently convertible debenture interest expense for the first quarters of 2006 and 2007.

NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GrafTech’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

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*Non-GAAP financial measures. See attached reconciliations.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands)
(Unaudited)

Net Debt Reconciliation

	12/31/06	3/31/07
Long-term debt	$665,400	$528,457
Short-term debt	458	206
Total debt	$665,858	$528,663
Less:
Fair value adjustments for hedge instruments	6,421	4,164
Unamortized bond premium	1,265	822
Cash and cash equivalents	149,517	26,733
Net debt	$508,655	$496,944

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GrafTech also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility. GrafTech does not forecast the fair value adjustment for hedging instruments.

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*Non-GAAP financial measures. See attached reconciliations.